AGREEMENT
This Agreement (“Agreement”) is entered into by and between Dana A. Yealy (“Yealy”) and the Federal Home Loan Bank of Pittsburgh (“FHLB”) (collectively, “Parties”).
WHEREAS, the Parties desire to set forth the terms and conditions of their agreement on Yealy’s role, compensation and benefits with FHLB until and upon his anticipated retirement on March 15, 2021;
WHEREAS, the Parties entered into an Executive Officer Severance Agreement, dated August 26, 2016 (“Change in Control Agreement”), the terms of which provide for certain severance benefits to Yealy in the event his employment with FHLB terminates in connection with any consolidation, change in control or reorganization of FHLB; and
WHEREAS, the Change in Control Agreement and this Agreement shall remain in effect, the Parties desire to limit the possibility that Yealy could benefit from both this Agreement and the Change in Control Agreement;
NOW, THEREFORE, in consideration of the reciprocal obligations herein, the Parties agree as follows:
1.    New Position. Effective March 1, 2020, Yealy shall become Chief Strategic Initiatives Officer with responsibilities set forth in the job description attached as Exhibit A. Yealy shall remain in this position until the Scheduled Retirement Date. Upon moving into this position, Yealy’s salary level and his participation in FHLB’s Executive Officer Incentive Compensation Plan (“Incentive Compensation Plan”) will be the same as in his immediately preceding position. Yealy will continue to be eligible for annual merit increases in accordance with the then-applicable performance management program. Yealy’s fringe benefits package shall be the same as for other senior officers of FHLB. Yealy will remain on the Executive Committee of FHLB and such other management committees as assigned. Yealy’s office will be relocated to that previously occupied by Ms. Williams, and Yealy shall be provided an administrative assistant to support him and the government relations function.
2.    Retirement. Yealy agrees that he intends to retire from his employment with FHLB, effective March 15, 2021 or on such later date as he and FHLB agree upon (“Scheduled Retirement Date”).
3.    Termination.
(a)    While Yealy is serving as Chief Strategic Initiatives Officer, except as otherwise expressly provided in this Agreement, FHLB may discharge him only for “Cause” which shall mean: (i) the willful and continued failure by Yealy (other than failure resulting from physical or mental illness) to perform substantially the duties and responsibilities of his position after a written demand for substantial performance is delivered to him by FHLB’s Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that he has not substantially performed such duties or responsibilities; (ii) the conviction of Yealy by a court of competent jurisdiction of a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by Yealy in fraud or dishonesty which is demonstrably and materially injurious to FHLB or its reputation, monetarily or otherwise. No act or failure to act on the Yealy’s part shall be deemed “willful” unless committed or omitted by Yealy in bad faith and without reasonable belief that Yealy’s act or failure to act was in, or not opposed to, the best interest of FHLB.
(b)    The employment of Yealy while this Agreement is in effect shall terminate upon (i) the death of the Yealy, or (ii) at the option of FHLB upon not less than sixty (60) days’ prior written notice to Yealy, or his personal representative or guardian if Yealy suffers a Total Disability. For purposes of this Agreement, “Total Disability” shall mean (i) if Yealy is subject to a legal decree of incompetency, or (ii) the written determination of a physician selected by FHLB that, because of medically determinable disease, condition, injury or other physical or mental disability, Yealy is unable, with or without reasonable accommodation, to substantially perform the duties required of him and that such disability is determined or reasonably expected to last one hundred eighty (180) days from such medical determination. In conjunction with determining mental and/or physical disability for purposes of this Agreement, Yealy consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician-patient privilege that may arise because of such examination.
4.    Consideration. As consideration for Yealy’s agreement to continue his employment with FHLB until the Scheduled Retirement Date and to comply with the terms and conditions in this Agreement, FHLB agrees to pay certain amounts, as described in this Agreement (the “Retention Payments” and the “Retirement Payments”), after Yealy’s retirement from his employment with FHLB, provided all of the terms and conditions for payment of the Retention Payments and the Retirement Payments in this Agreement are met, as follows:
(a)    Upon Yealy’s retirement from FHLB, he shall receive from FHLB within one month after his retirement (i) a lump sum of 52 weeks of salary at the salary rate in effect at the time of his retirement, subject to authorized and required withholdings, and (ii) a lump sum, also subject to authorized and required withholdings, in the amount of twelve (12) times the amount FHLB was contributing monthly as of the Scheduled Retirement Date towards group health coverage (the “Retention Payments”).
(b)    Upon Yealy’s retirement from FHLB, he also shall receive from FHLB, as soon as possible after his retirement, an additional payment or payments equivalent to the additional amount that would be accrued from his having two (2) additional years of age and two (2) additional years of service added to the years of age and service actually accrued as of the Scheduled Retirement Date under the Pentegra Defined Benefit Plan for Financial Institutions and the Federal Home Loan Bank of Pittsburgh Supplemental Executive Retirement Plan, based on his salary at the Scheduled Retirement Date. This benefit will be provided by FHLB to Yealy in a lump sum (the “Retirement Payments”).
5.    Conditions to Receipt of Consideration. The Parties agree that all of the following terms and conditions must be satisfied in order for the Yealy to be entitled to the Retention Payments and the Retirement Payments:
(a)Yealy has executed this Agreement;
(b)Yealy has remained employed through the Scheduled Retirement Date or Yealy’s employment terminates before the Scheduled Retirement Date due to his death or disability;
(c)Yealy (or Yealy’s legal representative in the case of his death) executes a Release, in the form attached as Exhibit B, within ten (10) days after Yealy’s termination of employment and does not, thereafter, revoke the Release during any revocation period permitted by its terms;
(d)    Yealy enters into a non-solicitation agreement in a form satisfactory to the FHLB, as required by the terms of the Incentive Compensation Plan; and
(e)    FHLB has not terminated Yealy’s employment prior to the Scheduled Retirement Date for Cause.
6.    Conditions to Payment of Consideration. The Retention Payments and the Retirement Payments described above shall be subject to the following conditions:
(a)    no portion of the Retention Payments or Retirement Payments will be paid until the Release becomes irrevocable;
(b)    any portion of the Retention Payments or Retirement Payments that would have been paid prior to the date the Release becomes irrevocable will be paid within ten (10) days after the date the Release becomes irrevocable; and
(c)    in the event of Yealy’s death or Total Disability, any portion of the Retention Payments and Retirement Payments not already paid to him prior to his death or Total Disability will be paid to his estate at the same time or times such payments would have been paid to Yealy had he not died or suffered Total Disability.
7.    Confidential Information. The FHLB has provided and will continue to provide Yealy with Confidential Information until his Scheduled Retirement Date. For purposes of this Agreement, "Confidential Information" includes any trade secrets or confidential or proprietary information of FHLB, including but not limited to Confidential information includes, but is not limited to, member examination reports, underwriting information, financial information about the Bank itself, Bank security and auditing procedures, Bank personnel information, technical data, Bank members’ customer data, specific project information about Affordable Housing Program projects, planned new services and products and other non-public information of the Bank. Yealy shall not disclose to any person or entity, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of FHLB's business or Yealy’s work for FHLB and for the benefit of FHLB; (ii) required by law; or (iii) directed and authorized in writing by FHLB. Nothing in this Agreement prohibits or prevents Yealy from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Yealy’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies.
8.     Coordination of this Agreement with the Change in Control Agreement. Notwithstanding anything herein,

or in the Change in Control Agreement to the contrary, the Parties agree that in the event Yealy’s termination of employment with FHLB occurs under circumstances in which Yealy would be, but for this Section 8, be eligible for compensation and benefits under both this Agreement and the Change in Control Agreement, Yealy shall be entitled to receive benefits only under either this Agreement or the Change in Control Agreement, whichever provides the higher level of benefit to the Yealy. If Yealy requests to extend his employment beyond the Scheduled Retirement Date and FHLB refuses that request, the termination of Yealy’s employment upon his retirement shall be deemed an “Eligible Termination” under Section 2(a) of the Change in Control Agreement.
9.    Severability. Each of Yealy’s obligations under this Agreement shall be considered a separate and severable obligation. If a court or arbitrator determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the Parties agree that the court or arbitrator shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect.
10.    Governing Law. The Parties agree that this Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to any contrary principles of conflict of laws of Pennsylvania.
11.    Complete Agreement. This Agreement is the complete agreement and understanding of the Parties regarding its subject matter and can be modified or changed only by a written instrument signed by Yealy and on behalf of FHLB.
IN WITNESS WHEREOF, the Parties have executed this Agreement this 24th day of March 2020.
FEDERAL HOME LOAN BANK OF PITTSBURGH

By: _/s/ Winthrop Watson___________
Name:    CEO & President
Title: Winthrop Watson

DANA A. YEALY

_/s/ Dana A. Yealy__________________